Exhibit 10.1

LEASE TERMINATION AGREEMENT

THIS LEASE TERMINATION AGREEMENT (this “Agreement”), dated as of November 12, 2021 (the “Effective Date”), is entered into by and between COLUMBIA MASSACHUSETTS ARSENAL OFFICE PROPERTIES, LLC, a Delaware limited liability company (“Landlord”), and KALA PHARMACEUTICALS, INC., a Delaware corporation (“Tenant”).

RECITALS

A.Landlord, as successor-in-interest to 480 Arsenal Group LLC, a Massachusetts limited liability company, as landlord, and Tenant, as tenant, are parties to that certain Lease dated February 28, 2018 (the “Lease”), with respect to the premises consisting of approximately 66,052 rentable square feet on the first (1st) and second (2nd) floors of the East Wing (collectively, the “Premises”), located in the building commonly known as 490 Arsenal Way, Watertown, Massachusetts 02472 (the “Building”).

B.The term of the Lease is scheduled to expire on October 31, 2026, subject to Tenant’s right to extend the term in accordance with the terms of the Lease.

C.Landlord and Tenant mutually desire to cancel and terminate the Lease prior to the scheduled expiration date thereof, all upon and subject to the terms and conditions herein provided.

NOW THEREFORE, in consideration of the mutual promises and covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

AGREEMENT

1.Definitions. All capitalized terms contained in this Agreement shall, for the purposes hereof, have the same meanings ascribed to them in the Lease unless otherwise defined herein.

2.Termination Date.

(a) Notwithstanding anything contained in the Lease to the contrary, and subject to the terms and conditions set forth in this Agreement, Landlord and Tenant hereby agree that the Lease shall be terminated effective as of 11:59 p.m. on December 31, 2021 (the “Termination Date”).  Except as may be expressly provided in this Agreement, the obligations of Landlord and Tenant to comply with all covenants and agreements under the Lease shall continue through and including the Termination Date.

(b)Notwithstanding anything to the contrary contained in the Lease, on or before the Termination Date, Tenant shall  surrender the Premises broom-clean and in good order, repair and condition, excepting only damage caused by fire, other casualty, or taking, reasonable wear and tear, and damage caused by the negligence or willful misconduct of Landlord, or Landlord’s agents, employees, or contractors, and in accordance with the terms and provisions Exhibit A attached hereto (collectively, “Tenant’s Surrender Obligations”). On or before the Termination Date, Tenant shall provide all keys (or lock combinations, codes, access cards or electronic passes) to the Premises to Landlord. In addition, Tenant shall use commercially reasonable efforts to deliver to Landlord all maintenance records and documentation in Tenant’s possession related to any acid neutralization tank(s), the Generator and the decommissioning of the Premises. Landlord hereby acknowledges and agrees that Tenant makes no representation or warranty with respect to such maintenance records and documentation and Tenant may redact any proprietary information therefrom.

(c)As consideration for Tenant entering into this Agreement and complying with the terms and conditions hereof, Landlord shall, subject to Section 2(e) below, pay to Tenant the sum of Two Million and No/100 Dollars ($2,000,000.000) (the “Termination Payment”), which sum shall be wired to Tenant pursuant to the wire instructions attached hereto as Exhibit B, within ten (10) days after the Termination Date, provided that Tenant has complied with all terms and conditions of this Agreement.

(d)From and after the Termination Date, Landlord and Tenant shall have no further rights, obligations or claims with respect to each other arising under the Lease, except for (i) those obligations of Landlord or Tenant expressly set forth in this Agreement, (ii) the indemnification obligations of Landlord and Tenant under the Lease, which shall survive the Lease in accordance with their respective terms; (iii) the obligations of Landlord and Tenant under Section 4.02 of the Lease with respect to the reconciliation of Operating Costs for the 2021 calendar year (subject to Tenant’s audit right described in Section 4.02(a) of the Lease), which shall be completed by Landlord as soon as reasonably possible following the Termination Date; and (iv) any other terms and provisions of the Lease which expressly survive the expiration or earlier termination of the Lease.

(e)The following conditions shall be conditions precedent to the termination of the Lease in accordance with this Agreement (collectively, the “Termination Conditions”):

(i)Tenant shall have surrendered the Premises on or before the Termination Date in accordance with the terms and conditions of this Agreement and Tenant’s Surrender Obligations (“Tenant’s Surrender Condition”).

(ii)Landlord shall have entered into a new lease amendment with C4 Therapeutics, Inc., a Delaware corporation (“C4”) to lease the Premises on terms and conditions acceptable to Landlord, in Landlord’s sole and absolute discretion (the “C4 Lease Condition”), on or before the Termination Date.

(f)The Termination Conditions are for the sole benefit of Landlord and may, at the sole discretion of Landlord, be waived by Landlord. In the event any of the Termination Conditions have not been fulfilled, or waived in writing by Landlord, by the Termination Date, then Landlord shall have the right to:

(i)Terminate this Agreement by written notice to Tenant delivered within two (2) Business Days of the Termination Date and, upon such termination, the Lease shall remain, or shall be reinstated, as the case may be, such that the Lease is then in full force and effect and all covenants, conditions and obligations thereunder shall be immediately reinstated; or

(ii)If (A) (x) the C4 Lease Condition is not satisfied on or prior to the Termination Date, (y) Landlord has waived the C4 Lease Condition in writing, and (z) Tenant retains possession of any part of the Premises after the Termination Date, or (B) in the event the Premises are not surrendered in accordance with the terms and conditions of this Agreement on or prior to the Termination Date, then Tenant shall be liable to Landlord for (A) all losses, costs, liabilities and damages which Landlord actually incurs by reason thereof, including, without limitation, reasonable attorneys’ fees, and Tenant shall indemnify, defend and hold harmless Landlord against all claims against Landlord or otherwise resulting from the failure of Tenant to timely vacate and surrender the Premises in accordance with this Agreement, and (B) per diem use and occupancy in respect of the Premises equal to two hundred percent (200%) the Rent payable under the Lease for the period of time immediately prior to the Termination Date (which Landlord and Tenant agree is the Rent to which Landlord would be entitled, is presently contemplated by them as being fair and reasonable under such circumstances and is not a penalty). In no event shall this Section be construed as permitting Tenant to remain in possession of the Premises after the Termination Date.

(iii)If (x) the C4 Lease Condition is satisfied on or prior to the Termination Date and (y) Tenant retains possession of any part of the Premises after the Termination Date, or in the event the Premises are not surrendered in accordance with the terms and conditions of this Agreement on or prior to the Termination Date, then Tenant shall be liable for Landlord for (A) all losses, costs, liabilities and damages which Landlord actually incurs by reason thereof, including, without limitation, reasonable attorneys’ fees, and Tenant shall indemnify, defend and hold harmless Landlord against all claims made by C4, against Landlord or otherwise resulting from the failure of Tenant to timely vacate and surrender the Premises in accordance with this Agreement and the Lease, and (B) per diem use and occupancy in respect of the Premises equal to two hundred percent (200%) the Rent payable under the Lease for the period of time immediately prior to the Termination Date (which Landlord and Tenant agree is the Rent to which Landlord would be entitled, is presently contemplated by them as being fair and reasonable under such circumstances and is not a penalty). In no event shall this Section be construed as permitting Tenant to remain in possession of the Premises after the Termination Date.

(g)In the event the C4 Lease Condition has not been satisfied on or prior to the Termination Date, Landlord shall have the right, within two (2) Business Days after the Termination Date to notify Tenant (the “C4 Lease Condition Notice”) in writing that Landlord elects to either (x) waive the C4 Lease Condition, or (y) terminate this Agreement and, upon such termination, the Lease shall remain in full force and effect and all covenants, conditions and obligations thereunder shall be immediately reinstated. In the event Landlord has not delivered the C4 Lease Condition Notice to Tenant of its election to exercise its termination right in accordance with the terms of this Section 2(g), then Landlord shall be deemed to have waived the C4 Lease Condition and its termination right set forth in Section 2(g).

3.Security Deposit.

(a)Landlord and Tenant hereby acknowledge and agree that Landlord is holding, as the Security Deposit under the Lease, a Letter of Credit in the amount of Two Million Forty-Two Thousand Three Hundred Twenty-Eight and No/100 Dollars ($2,042,328.00) the (“Security Deposit”). The terms and conditions of Article 14 of the Lease shall govern and control Landlord’s return of the Security Deposit to Tenant; provided however, that the ninety (90) day period for the return of the Security Deposit is shortened to thirty (30) days from and after the Termination Date, provided that Tenant complies with all terms and conditions of this Agreement.

(b)Following Tenant’s receipt of the Security Deposit, Tenant hereby releases and discharges all Landlord Parties (as defined below) from any and all claims, causes of action, suits, debts, complaints, judgments, expenses, attorneys’ fees, costs, demands, contracts, warranties, errors, omissions, representations, claims for money, claims for equitable relief and all other claims of any nature whatsoever, whether such claims have accrued or will accrue in connection with the Security Deposit.

4.Personal Property.

(a)Subject to the satisfaction of the C4 Lease Condition, as of the Termination Date, Landlord and Tenant hereby acknowledge and agree that Tenant has agreed to transfer to C4 Therapeutics, Inc., a Delaware corporation (“C4”) all of the personal property, trade fixtures, equipment and furniture in the Premises (the “Transferred Property”), pursuant to a certain Bill of Sale, in substantially the same form as attached hereto as Exhibit C (the “Bill of Sale”). Notwithstanding the foregoing, the Transferred Property shall not include those items listed on Exhibit D attached hereto (the “Excluded Items”). Following the Termination Date, Tenant shall be permitted to leave the Transferred Property in the Premises and the Transferred Property shall be deemed the property of C4.

(b)Notwithstanding Section 4(a) above, except for the Transferred Property, Tenant shall remove all of Tenant’s Property (as defined in the Lease), including, without limitation, the Excluded Items, from the Premises on or before the Termination Date. Prior to the Termination Date, Tenant shall, at Tenant’s sole cost and expense, satisfy Tenant’s Surrender Obligations and repair all damage to the Premises, the roof, or any portion of the Building and the Common Areas caused by the satisfaction of Tenant’s Surrender Obligations. Notwithstanding anything contained herein to the contrary, (i) Tenant shall not be required to remove the Generator and, subject to the satisfaction of the C4 Lease Condition, Tenant shall transfer ownership of the Generator, and all natural gas or fuel supplies and tanks, all cabling and all other related appurtenances, to C4, and such items, including the Generator, shall be deemed Transferred Property, and (ii) Tenant shall not be required to remove any HVAC equipment and Tenant shall transfer ownership of the HVAC equipment to Landlord. In the event Tenant fails to make such repairs within five (5) days after notice from Landlord to Tenant, Landlord may, in Landlord’s sole discretion, elect to make such repairs on behalf of Tenant and Tenant shall reimburse Landlord for all reasonable costs actually incurred by Landlord in making such repairs. In the alternative, Landlord may deduct from the Termination Payment or the Security Deposit, at Landlord’s election, the cost of such repairs.

(c)Any of Tenant’s Property in, on or attached to the Premises and remaining in or on the Premises after the Termination Date (other than the Transferred Property), shall be deemed to be abandoned by Tenant (such property being referred to as “Abandoned Property”), and Landlord may dispose of the Abandoned Property as it, in its sole discretion, deems appropriate.  Tenant shall not be entitled to any proceeds received by Landlord as a result of the disposition of the Abandoned Property and Tenant shall be obligated for any reasonable costs actually associated with the Landlord’s disposition of the Abandoned Property. Tenant shall reimburse Landlord for all such costs within ten (10) days of Landlord’s demand. In the alternative, Landlord may deduct from the Termination Payment or the Security Deposit, at Landlord’s election, the costs associated with the Landlord’s disposition of the Abandoned Property.

(d)Tenant shall indemnify, defend, and hold Landlord harmless from and against any losses, costs, claims, damages, and liabilities, including, without limitation, reasonable attorneys’ fees and expenses incurred by Landlord arising out of or resulting from any liens or encumbrances on the Transferred Property (but only to the extent the same arose during Tenant’s period of ownership). Tenant’s obligations set forth in this paragraph shall survive the expiration or termination of this Agreement.

5.Tenant’s Representations and Warranties. Tenant hereby represents and warrants to Landlord as of the Effective Date:

(a)Tenant hereby confirms and acknowledges that, as of the date hereof, the Lease is in full force and effect, and Tenant is in possession of the Premises in accordance with the Lease.

(b)To Tenant’s knowledge, Landlord has fully performed all obligations of Landlord under the Lease.

(c)To Tenant’s knowledge, Landlord is not, and would not be but for the giving of notice or the passage of time, or both, in default of any of Landlord’s obligations under the Lease.

(d)To Tenant’s knowledge, Tenant has no offsets, claims, defenses or counterclaims against Landlord, its affiliates, agents, servants or employees.

(e)Tenant has not made any other assignment, sublease, transfer, conveyance or other disposition of the Lease, Tenant’s leasehold estate, the Premises, or any other right, title or interest arising by virtue of the Lease, or of any claim, demand, obligation, liability, action or cause of action, arising from or pursuant to the Lease or arising from any rights of possession arising under or by virtue of the Lease, Tenant’s leasehold estate, or the Premises.

(f)Tenant has the full power, capacity, authority and legal right to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby.

(g)This Agreement is a legal, valid and binding obligation of Tenant, enforceable against Tenant in accordance with its terms.

(h)The person executing this Agreement on behalf of Tenant has the full power, capacity, authority and legal right to execute this Agreement on behalf of Tenant and to bind Tenant without the consent or approval of any other person or entity.

(i)Tenant is the legal title holder to all of the Tenant’s Property, the Transferred Property and the Excluded Items, free and clear of all encumbrances, taxes and liens. No other person or party has a right of first refusal, option to purchase, right to purchase, claim, lien or other interest in, on or to Tenant’s Property, the Transferred Property and the Excluded Items. Tenant has not made any other assignment, sale, transfer, conveyance or other disposition of Tenant’s Property, the Transferred Property or the Excluded Items.

(j)Tenant has received no written notice and Tenant has no knowledge of any violations of any applicable local, state or federal laws, municipal ordinances or regulations, orders, rules or requirements of any federal, state or municipal department or agency having jurisdiction over or affecting the Premises, Tenant’s Property or the Transferred Property, including without limitation, building, health and environmental laws, regulations and ordinances, any equal access opportunity laws, regulations and ordinances whether or not officially noted or issued.

(k)The Premises and Tenant’s leasehold estate under the Lease are free and clear of all liens and encumbrances.

(l)Tenant acknowledges and agrees that: (x) the representations and warranties herein set forth constitute a material consideration to Landlord in entering into this Agreement; (y) such representations and warranties are being made by Tenant for purposes of inducing Landlord to enter into this Agreement; and (z) Landlord is relying on such representations and warranties in entering into this Agreement.

(m)The representations and warranties contained in this Section 5 shall survive the expiration or termination of this Agreement.

6.Landlord’s Representations and Warranties. Landlord hereby represents and warrants to Tenant as of the Effective Date:

(a)Landlord has not made any other assignment, sublease, transfer, conveyance or other disposition of the Lease, the Premises, or any other right, title or interest arising by virtue of the Lease, or of any claim, demand, obligation, liability, action or cause of action, arising from or pursuant to the Lease or arising from any rights of possession arising under or by virtue of the Lease or the Premises.

(b)Landlord has the full power, capacity, authority and legal right to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby.

(c)This Agreement is a legal, valid and binding obligation of Landlord, enforceable against Landlord in accordance with its terms.

(d)Landlord acknowledges and agrees that: (i) the representations and warranties herein set forth constitute a material consideration to Tenant in entering into this Agreement; (y) such representations and warranties are being made by Landlord for purposes of inducing Tenant to enter into this Agreement; and (z) Tenant is relying on such representations and warranties in entering into this Agreement.

(e)The representations and warranties contained in this Section 6 shall survive the expiration or termination of this Agreement.

7.Waiver and Release of Claims.

(a)Effective upon the full, timely, and faithful performance by Tenant, or waiver, in writing, by Landlord, of Tenant’s Surrender Obligations, the satisfaction or waiver, in writing, by Landlord, of the Termination Conditions, and provided that all of Tenant’s representations and warranties are true and accurate in all material respects, Landlord, on behalf of itself and its transferees, successors and assigns, hereby releases and discharges Tenant, its subsidiaries, affiliates, officers, directors, shareholders, employees, agents, successors and assigns (collectively, “Tenant Parties”), from any and all claims whatsoever for the payment of Rent payable by Tenant under the Lease after the Termination Date or for any and all claims, causes of action, suits, debts, complaints, judgments, expenses, attorneys’ fees, costs, demands, contracts, warranties, errors, omissions, representations, claims for money, claims for equitable relief and all other claims of any nature whatsoever, whether such claims have accrued or will accrue for the performance of any obligation on the part of Tenant to be performed under the Lease or any other matter involving, arising out of or related to the Lease or the Premises, whether known or unknown, which Landlord now has, owns or holds, or may in the future have, against any of the Tenant Parties, except for (i) the indemnification obligations of Tenant under the Lease, (ii) Tenant’s obligations under Section 4.02 of the Lease with respect to the reconciliation of Operating Costs for the 2021 calendar year (subject to Tenant’s audit right described in Section 4.02(a) of the Lease), and (iii) any other obligations or representations of Tenant which expressly survive the expiration or earlier termination of the Lease or this Agreement.

(b)Effective upon the Termination Date, Tenant, on behalf of itself and its transferees, successors and assigns, hereby releases and discharges Landlord, its affiliates, partners, trustees, officers, directors, shareholders, agents, employees, heirs, successors and assigns (collectively, the “Landlord Parties”), from any and all claims, causes of action, suits, debts, complaints, judgments, expenses, attorneys’ fees, costs, demands, contracts, warranties, errors, omissions, representations, claims for money, claims for equitable relief and all other claims of any nature whatsoever, whether such claims have accrued or will accrue, for the performance of any obligation on the part of Landlord to be performed under the Lease or any other matter involving, arising out of or related to the Lease or the Premises, whether known or unknown, which Tenant now has, owns or holds, or may in the future have, against any of the Landlord Parties, except for (i) the indemnification obligations of Landlord under the Lease, (ii) Landlord’s obligations under Section 4.02 of the Lease with respect to the reconciliation of Operating Costs for the 2021 calendar year (subject to Tenant’s audit right described in Section 4.02(a) of the Lease), and (iii) any other obligations or representations of Landlord which expressly survive the expiration or earlier termination of the Lease or this Agreement.

8.Government Event. Landlord and Tenant hereby acknowledge and agree that, notwithstanding anything contained in the Lease, any declared state of emergency or public emergency related to COVID-19 or other pandemic, or any government mandated or ordered quarantines, closures or disruptions related thereto (any of such events or occurrences being a “Government Event”), shall not constitute a defense, offset or counterclaim to payment of any amounts payable by either party hereto to the other party under this Agreement. Landlord and Tenant hereby each waive any rights now or hereafter conferred upon it by statute, proclamation, decree, order, or otherwise, to quit the Premises, or any part thereof, to surrender the Lease or to claim any abatement, setoff, diminution, reduction or suspension of rent or other charges or payments hereunder or under the Lease on account of any such Government Event. Any and all prior claims, assertions and requests by Tenant for rent abatement or relief or excusing the payment of rent relating to a Governmental Event are hereby withdrawn, rescinded and of no further force or effect, and are superseded by the terms of this Agreement.

9.Confidentiality. The terms of this Agreement are confidential among and between the parties hereto and shall not be disclosed to anyone not a party hereto (other than such party’s consultants, attorneys or agents) unless required by any applicable laws or regulations, including without limitation any SEC disclosure requirements, or ordered by a court of competent jurisdiction.  As to this Agreement, the parties, their owners, officers, shareholders, members, directors, partners, principals, representatives, agents, servants, employees, subsidiaries, divisions, parents, affiliates, beneficiaries, executors, administrators, attorneys, insurers, privies, predecessors, successors, and assigns, may only respond to any inquiry by a third-party by saying that the matter has been amicably resolved.  In the event this provision is violated, the offending party may be subject to, among other things, immediate mandatory injunctive relief, and shall be responsible to pay the attorney’s fees and costs the non-offending party incurs to enforce this Agreement.

10.Default. In the event Tenant defaults under this Agreement, or in the event any of Tenant’s representations or warranties are untrue or inaccurate in any material respect, Landlord shall be permitted, in Landlord’s sole discretion, to (i) terminate any releases granted herein and such releases shall be of no effect, (ii) exercise all of its rights and remedies under the Lease, at law or in equity, including, without limitation, the right to seek  injunctive relief (without the need to post a bond ), damages and the recovery of legal fees and costs; and (iii) require Tenant to immediately pay to Landlord any unpaid sums due to Landlord under the Lease or this Agreement. In the event Landlord defaults under this Agreement, or in the event any of Landlord’s representations or warranties are untrue or inaccurate in any material respect, Tenant shall be permitted, in Tenant’s sole discretion, to (i) terminate any releases granted herein and such releases shall be of no effect, (ii) exercise all of its rights and remedies under the Lease, at law or in equity, including, without limitation, the right to seek  injunctive relief (without the need to post a bond ), damages and the recovery of legal fees and costs; and (iii) require Landlord to immediately pay to Tenant any unpaid sums due to Tenant under the Lease or this Agreement.

11.Severability; Governing Law. If any clause or provision of this Agreement is illegal, invalid, or unenforceable under present or future laws, then the remainder of this Agreement shall not be affected thereby and in lieu of such clause or provision, there shall be added as a part of this Agreement a clause or provision as similar in terms to such illegal, invalid, or unenforceable clause or provision as may be possible and be legal, valid, and enforceable.  This Agreement shall be governed by and construed in accordance with the laws of the state in which the Premises is located.  If Tenant consists of more than one party, each such party shall be jointly and severally liable for Tenant’s obligations under this Agreement.

12.Notices. All notices, demands, or other communications given pursuant to this Agreement shall be given in writing by (a) personal delivery, (b) reputable overnight delivery service with proof of delivery, (c) United States Mail, postage prepaid, registered or certified mail, return receipt requested, or (d) email transmission, in each case sent to the intended addressee at the address set forth below, or to such other address or to the attention of such other person as the addressee shall have designated by written notice sent in accordance herewith, and shall be deemed to have been given upon receipt or refusal to accept delivery, or, in the case of email transmission, as of the date of the transmission provided that such transmission is received by the intended addressee prior to 7:00 p.m. (EST) time (and any transmission received from and after 7 p.m. (EST), shall be deemed received on the next business day.

Landlord:	Columbia Massachusetts Arsenal Office Properties, LLC
c/o Clarion Partners, LLC
101 Arch Street
Boston, Massachusetts 02110
Attention: Rachel Astle
Email: [**]

With a copy to:	Higgins & Brancheau LLC
200 West Adams Street
Suite 2220
Chicago, Illinois 60606

Attention: Michael R. Brancheau
Email: [**]

Tenant:	Kala Pharmaceuticals, Inc.
490 Arsenal Way
Watertown, Massachusetts 02472
Attention: Eric Trachtenberg
Email:[**]

13.Assignability; Successors Bound. Tenant may not assign its rights, obligations or interest in this Agreement to any other person or entity without Landlord’s written consent thereto, which consent may be given or withheld in Landlord’s sole and absolute discretion. Any attempted assignment without the consent of Landlord shall be null and void. No assignment shall release the Tenant herein named from any obligation or liability under this Agreement.  Any permitted assignee shall be deemed to have made any and all representations and warranties made by Tenant hereunder, as if the assignee were the original signatory hereto. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.

14.Time of Essence. Time is of the essence in the performance of the parties’ respective obligations set forth in this Agreement.

15.Waiver of Jury Trial. TO THE MAXIMUM EXTENT PERMITTED BY LAW, TENANT (ON BEHALF OF ITSELF AND ITS RESPECTIVE SUCCESSORS, ASSIGNS) AND LANDLORD EACH, AFTER CONSULTATION WITH COUNSEL, KNOWINGLY WAIVES ANY RIGHT TO TRIAL BY JURY IN ANY LITIGATION OR TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE ARISING OUT OF OR WITH RESPECT TO THIS AGREEMENT OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS RELATED HERETO.

16.Amendments. This Agreement may be amended or modified only by an instrument in writing signed by each of the parties hereto.

17.Counterparts. This Agreement may be executed in counterparts each of which shall be deemed an original but all of which taken together shall constitute one and the same instrument.  The signature of any party hereto sent to the other via facsimile, PDF or DocuSign shall constitute the valid execution and delivery of this Agreement by such party.

18.Brokers. Each party hereto represents and warrants to the other that it has dealt with no brokers or finders in connection with this Agreement, except Cushman & Wakefield (“Landlord’s Broker”) and JLL (“Tenant’s Broker”). Landlord hereby agrees to indemnify, protect and defend and hold Tenant harmless from and against all losses, claims, costs, expenses, damages (including, but not limited to, attorneys’ fees of counsel selected by the indemnified party) resulting from the claims of any broker, including, without limitation, Landlord’s Broker, finder, or other such party, claiming by, through or under the acts or agreements of Landlord other than Tenant’s Broker. Landlord shall be responsible for paying any commissions to Landlord’s Broker (if any) in connection with this Agreement. Landlord shall not be responsible for paying any commission to Tenant’s Broker in connection with this Agreement. Tenant shall be responsible for paying any commissions owed to Tenant’s Broker. Tenant hereby agrees to indemnify, protect and defend and hold Landlord harmless from and against all losses, claims, costs, expenses, damages (including, but not limited to, attorneys’ fees of counsel selected by the indemnified party) resulting from the claims of any broker, including without limitation, Tenant’s Broker, finder, or other such party, claiming by, through or under the acts or agreements of Tenant, other than Landlord’s Broker. The obligations of the parties pursuant to this Section 18 shall survive any termination of this Agreement.

19.Landlord Exculpation. It is expressly understood and agreed by Tenant that none of Landlord’s covenants, undertakings, representations or agreements in the Lease or this Agreement are made or intended as personal covenants, undertakings, representations or agreements by Landlord, or its members and that any liability for damage or breach of non-performance by Landlord in the Lease or this Agreement shall be collectible only from Landlord’s interest in the Building and the Property and that no personal liability is assumed by, nor at any time, may be asserted against Landlord or its members, agents, employees, legal representatives, successors or assigns, all such liability, if any, being expressly waived and released by Tenant.

20.Attorneys’ Fees. If either party hereto fails to perform any of its obligations under this Agreement or if any dispute arises between the parties hereto concerning the meaning or interpretation of any provision of this Agreement, then the defaulting party or the party not prevailing in such dispute, as the case may be, shall pay any and all costs and expenses incurred by the other party on account of such default and/or in enforcing or establishing its rights hereunder, including, without limitation, court costs and reasonable attorneys’ fees and disbursements. Any such attorneys’ fees and other expenses incurred by either party in enforcing a judgment in its favor under this Agreement shall be recoverable separately from and in addition to any other amount included in such judgment, and such attorneys’ fees obligation is intended to be severable from the other provisions of this Agreement and to survive and not be merged into any such judgment.

21.Benefit. This Agreement is for the benefit only of the parties hereto and no other person or entity shall be entitled to rely hereon, receive any benefit herefrom or enforce against any party hereto any provision hereof.

22.Entire Agreement. This Agreement constitutes the entire understanding of the parties with respect to the subject matter hereof and all prior agreements, representations, and understandings between the parties, whether oral or written, are deemed null, all of the foregoing having been merged into this Agreement. In case of any conflict between the terms of this Agreement and the Lease, the terms of this Agreement shall prevail. The parties acknowledge that each party and/or its counsel have reviewed and revised this Agreement and that no rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall be employed in the interpretation of this Agreement or any amendments or exhibits to this Agreement or any document executed and delivered by either party in connection with this Agreement.

[signatures on following page]

IN WITNESS WHEREOF, the parties hereto have executed this Lease Termination Agreement on the date first above written.

LANDLORD:

Columbia Massachusetts Arsenal Office Properties, LLC
a Delaware limited liability company

By:	Columbia Office Properties, LLC
a Delaware limited liability company
Its Sole Member

	By:	Clarion Partners, LLC
a New York limited liability company
Its Manager

		By:	/s/ Brian Connelly
		Name:	Brian Connelly
		Its:	Authorized Signatory

TENANT:

KALA PHARMACEUTICALS, INC.
a Delaware corporation

By:	/s/ Mary Reumuth
Name:	Mary Reumuth
Its:	Chief Financial Officer

EXHIBIT A

TENANT’S SURRENDER OBLIGATIONS

Tenant shall complete all of the following Tenant’s Surrender Obligations prior to the Termination Date:

1.

Tenant shall decommission the Premises in accordance with the terms and conditions set forth in Section 10.07 of the Lease, and Tenant shall provide a copy of the Laboratory Decommissioning Report to Landlord, which Laboratory Decommissioning Report shall not reveal any defects or issues that are unacceptable to Landlord, in Landlord’s commercially reasonable discretion.

2.	Tenant shall remove all of Tenant’s Property (other than the Transferred Property), including, without limitation, the Excluded Items, from the Premises.

3.	Tenant shall remove all signs installed or erected by, or on behalf of, Tenant or any Tenant Party wherever located in the Premises or the Building.

4.

Tenant shall deliver the Premises to Landlord free and clear of any notice of contract or mechanic’s liens (or any similar lien related to labor or materials) or other lien or encumbrance (excluding liens or encumbrances existing as of the date of the Lease and liens or encumbrances granted by Landlord or related to work performed by or for Landlord or any third party) against any part of the Property or the Premises, equipment and/or any Initial Tenant Work or any other Tenant Work to be surrendered with the Premises arising out of or relating to any work performed or materials supplied to or for the benefit of Tenant or any Tenant Party in connection with the Premises.

5.	Tenant shall deliver the Premises free and clear of all Hazardous Materials brought onto the Premises by Tenant.

6.	Tenant shall remove the Wilson Pro 1100 cellular booster with (2) 50 Ohm antennas – serial #[**] (collectively “Tenant’s Cell Booster”) from the roof of the Building.